Exhibit 10.22

AMENDMENT NO. 1

TO COMMON STOCK PUT AGREEMENT

This Amendment No. 1 to Common Stock Put Agreement (“Amendment No. 1”) is made and entered into as of December 15, 2014 (the “Effective Date”) by and between Twinlab Consolidated Holdings, Inc. (“TCH”), a Nevada corporation, and Capstone Financial Group, Inc., a Nevada corporation (“Capstone”).

WHEREAS, TCH and Capstone are parties to that certain Common Stock Put Agreement, dated as of September 30, 2014 (the “Put Agreement”);

WHEREAS, TCH and Capstone wish to modify the terms of the Put Agreement with respect to the initial date upon which a Put (as defined in the Put Agreement) can be exercised;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged the parties hereto agree as follows:

1. Section 2.1(a) of the Put Agreement is hereby deleted in entirety and replaced with the following:

“The Put. (a) In the event that Capstone does not exercise the Series A Warrant on the Initial Exercise Date or any subsequent Periodic Exercise Date such that as of the February 16, 2015 Exercise Date (the same also being the “Initial Put Right Date”) or any applicable Exercise Date thereafter, Capstone’s cumulative purchases of Common Stock pursuant to the Series A Warrant shall not have been at a rate that is equal to or in excess of the Minimum Rate through such Exercise Date, then beginning on the Initial Put Right Date or such other applicable Exercise Date thereafter, as applicable, TCH shall have the right to notify Capstone not earlier than 30 days and not later than 40 days after the applicable Exercise Date of TCH’s exercise of its put rights hereunder (the “Put Notice”). Upon receipt of the Put Notice, Capstone shall be required to exercise the Series A Warrant to (i) purchase by a date identified in the Put Notice that is no earlier than 10 days after and no later than 30 days after the date of the Put Notice (the “Put Date”), such amount of Common Stock as would, if purchased as of the February 16, 2015 Exercise Date or any applicable Exercise Date thereafter to which the Put Notice relates, have made Capstone’s purchases of Common Stock pursuant to the Series A Warrant as of such Exercise Date equal to the Minimum Rate (the “Initial Mandatory Purchase”), and (ii) purchase by a date that is no later than each subsequent Periodic Exercise Date an amount of Common Stock such that as of each such Periodic Exercise Date, Capstone’s cumulative purchases of Common Stock pursuant to the Series A Warrant through that date shall have been at a rate that is no less than the Minimum Rate (the “Periodic Mandatory Purchases”).”

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2. Except as expressly modified by this Amendment No. 1, all terms and conditions of the Put Agreement shall remain in full force and effect.

3. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

4. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Amendment No. 1 delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first written above.

TWINLAB CONSOLIDATED HOLDINGS, INC.

By:	/s/ Thomas A. Tolworthy
Name:	Thomas A. Tolworthy
Title:	President and Chief Executive Officer

CAPSTONE FINANCIAL GROUP, INC.

By:	/s/ Darin R. Pastor
Name:	Darin R. Pastor
Title:	Chief Executive Officer

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